Exhibit 99.1

Release:	Immediate
Contact:	Dave Miller (editorial/media)	Paul Bowman (financial community)
	(408) 563-9582	(408) 563-1698

Applied Materials Announces Plan to Disinvest Non-Strategic Assets

SANTA CLARA, Calif., January 27, 2006 — On January 24, 2006, the Board of Directors of Applied Materials, Inc. approved a plan to disinvest a portion of the Company’s real estate and facilities portfolio based on management’s evaluation of its global infrastructure in light of anticipated business needs. The Company expects to sell or otherwise dispose of certain owned or leased facilities located in Hayward, California; Hillsboro, Oregon; Danvers, Massachusetts; Chunan, South Korea; and Narita, Japan. These facilities were acquired either as part of a merger or under business conditions that have changed. This action is not expected to adversely impact the Company’s ability to serve its customers or execute its business strategies. Applied intends to complete this action as soon as feasible.

Applied expects to record pre-tax asset impairment and restructuring charges of approximately $212 million in its first fiscal quarter ending January 29, 2006, consisting of approximately $122 million for asset write-offs and impairments and approximately $90 million for restructuring of lease obligations. The Company anticipates that the amount of future cash expenditures as a result of implementing this action will total approximately $109 million, which will be offset in part by projected cash proceeds from the sale of the properties. Average savings associated with these actions are projected to be approximately $29 million annually through 2014. These forecasts may change as the activities under the plan are completed.

Safe Harbor Statement

This press release contains forward-looking statements, including those regarding the effect of the plan and the expected amounts of charges, future cash expenditures, proceeds of sale and annual savings. All forward-looking statements are based on management’s estimates, projections and assumptions as of the date hereof and include the assumptions that underlie such statements. These statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including but not limited to: Applied’s ability to identify suitable buyers or tenants for the properties; the results of negotiations with landlords and potential buyers; the structure of the disposition transactions; real estate market conditions; interest rates; demand for real estate in the specific locations, which is subject to many factors, including global economic conditions, business spending, consumer confidence, and geopolitical uncertainties; changes in Applied’s business requirements; and other risks described in Applied’s SEC filings. Applied undertakes no obligation to revise or update any forward-looking statements.

Applied Materials, Inc. (NASDAQ: AMAT), headquartered in Santa Clara, California, is the largest supplier of equipment and services to the global semiconductor industry. Applied Materials’ web site is www.appliedmaterials.com.

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